Exhibit 99.1

JELD-WEN Announces Third Quarter 2019 Results
November 6, 2019

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and nine months ended September 28, 2019, including third quarter net revenues of $1.092 billion, net income of $17.0 million, adjusted EBITDA of $108.9 million, earnings per share ("EPS") of $0.17 and adjusted EPS of $0.26.
Highlights:

•	Results were in line with preliminary results announced on October 10, 2019

•	Net revenues for the third quarter decreased 3.9% year-over-year to $1.092 billion, driven primarily by a 5% headwind from volume/mix

•	Adjusted EBITDA for the third quarter decreased by $23.7 million year-over-year to $108.9 million; adjusted EBITDA margin decreased by 170 basis points to 10.0%

•	Core adjusted EBITDA margins expanded by 120 basis points in Europe, the first quarter of core margin expansion in Europe since early 2018; overall, core margins decreased by 170 basis points

•	Cash flow from operations for the nine months ended September 28, 2019 improved $76.9 million year-over-year to $164.9 million

•	The board of directors renewed the company's share repurchase program, which authorizes the repurchase of up to $175 million of common shares

“During the third quarter, we continued to execute against our key strategic priorities - driving price in excess of cost inflation, generating positive net productivity in our operations through deployment of the JELD-WEN Excellence Model or JEM, and investing to modernize and reduce complexity in our operations,” said Gary S. Michel, president and chief executive officer. "Although results in our North America windows business were lower than expected, primarily due to our inability to effectively adjust our cost structure to match retail channel order patterns for vinyl windows, these inefficiencies were seasonal in nature and confined to a small number of manufacturing locations. Utilizing JEM tools, our teams have worked to expedite orders and improve our demand planning process, and as a result we expect to see operational improvements in the near future."

"While the demand environment in 2019 has been more challenging than originally expected, I can see transformation taking hold across our organization," said Mr. Michel. "Despite the impact from volume headwinds, our associates have utilized JEM tools to deliver positive productivity in our core operations and have developed an extensive backlog of projects to drive future cost savings. The initial phase of our facility modernization and rationalization plan remains on track and we are now actively reducing latent capacity. I am confident in our strategy and believe that our ongoing deployment of JEM will improve our operations, allow us to better serve our customers, and drive long-term value creation for our shareholders."

Third Quarter 2019 Results

•
Cost productivity in Europe and Australasia and favorable price/cost realization in North America and Europe were insufficient to offset significant volume headwinds in North America and Australasia, and operational inefficiencies in our North America windows business

•
Core adjusted EBITDA margins declined 170 basis points, driven by decreases of 260 basis points in North America and 80 basis points in Australasia, partially offset by an increase of 120 basis points in Europe

•
Effective tax rate of 56.9% was significantly higher than expected due to a greater proportion of foreign income subject to the Global Intangible Low Tax Income or GILTI provisions of U.S. tax reform legislation and certain discrete tax items

Net revenues for the three months ended September 28, 2019 decreased $44.5 million, or 3.9%, to $1.092 billion, compared to $1.136 billion for the same period last year. The decrease in net revenues was driven by a 3% decline in core revenues and a 2% adverse impact from foreign exchange, partially offset by a 1% positive impact from acquisitions. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, were impacted by a 5% headwind from unfavorable volume/mix, partially offset by a 2% net pricing benefit.
Net income was $17.0 million, compared to net income of $28.6 million in the same quarter last year, a decrease of $11.6 million. The decrease in net income was primarily due to a higher effective tax rate and lower gross profit from reduced volumes and cost inefficiencies in North America. Adjusted net income for the third quarter was $26.5 million, compared to $42.9 million in the same quarter last year, a decrease of $16.4 million.
The effective book income tax rate in the quarter increased to 56.9%, primarily due to a greater proportion of foreign income subject to the GILTI provisions of U.S. tax reform legislation and certain discrete tax items. Excluding the impact of the GILTI tax and discrete tax items specific to the period, the third quarter effective book tax rate would have been approximately 32%. Full year 2019 effective tax rate is now expected to be 40-44% and, excluding the impact of the GILTI tax and discrete tax items, the normalized full year effective tax rate would be approximately 28.5%.
EPS for the third quarter was $0.17, compared to $0.27 for the same quarter last year, a decrease of $0.10. Adjusted EPS was $0.26, compared to $0.40 a year ago.
Adjusted EBITDA decreased $23.7 million, or 17.9%, to $108.9 million, compared to $132.6 million in the same quarter last year. Adjusted EBITDA margins of 10.0% decreased by 170 basis points compared to the prior year. Similarly, third quarter 2019 core adjusted EBITDA margins decreased by 170 basis points compared to the prior year, as improvement in Europe was offset by core margin reduction in North America and Australasia as well as the non-recurrence of $7.3 million in legal settlement income in the prior year period.

On a segment basis for the third quarter of 2019, compared to the same period last year:

•
North America - Net revenues decreased $9.3 million, or 1.4%, to $658.4 million, due to a 3% decline in core revenues. Core revenues declined due to a volume/mix headwind of 5%, partially offset by a 2% benefit from pricing. Adjusted EBITDA decreased $17.6 million, or 20.9%, to $66.7 million. Adjusted EBITDA margins decreased by 250 basis points, to 10.1%, due to a 260 basis point decrease in core margins as a result of the deleverage impact from volume/mix, operational inefficiencies in North America windows, and the non-recurrence of legal settlement income in the prior year period.

•
Europe - Net revenues decreased $5.2 million, or 1.8%, to $287.7 million, due to a 5% adverse impact from foreign exchange, partially offset by a 3% increase in core revenues. Core revenues improved, primarily due to a 2% benefit from pricing. Adjusted EBITDA increased $2.5 million, or 8.9%, to $30.2 million. Adjusted EBITDA margins increased 100 basis points to 10.5%, primarily due to a 120 basis point increase in core margins from improved pricing and productivity.

•
Australasia - Net revenues decreased $30.0 million, or 17.1%, to $145.8 million, due to a 12.0% decrease in core growth and a 5% unfavorable impact from foreign exchange. Core revenue growth decreased, primarily due to a 12% decrease in volume/mix. Adjusted EBITDA decreased $5.8 million, or 22.3%, to $20.3 million. Adjusted EBITDA margin decreased by 90 basis points to 14.0%, due primarily to an 80 basis point decrease in core margins from the deleverage impact of volume/mix.

Cash Flow and Balance Sheet

•	Cash flows from operations of $164.9 million through the first nine months of 2019, improved by $76.9 million year-over-year, due primarily to an improvement in working capital

•	Free cash flow generated of $60.3 million during the first nine months of 2019, improved by $52.5 million year-over-year, due primarily to the increase in cash flows from operations
Cash flows from operations totaled $164.9 million during the first nine months of 2019, compared to cash flows from operations of $88.0 million during the same period a year ago. The increase in cash flows generated from operations was primarily due to an improvement in working capital. Free cash flow generated during the first nine months of 2019 improved $52.5 million year-over-year to $60.3 million, from $7.8 million a year ago.
Cash and cash equivalents as of September 28, 2019 were $127.9 million, compared to $117.0 million as of December 31, 2018. Total debt as of September 28, 2019 was $1.514 billion, compared to $1.478 billion as of December 31, 2018.
The company did not repurchase any common stock during the third quarter.

Share Repurchase Authorization
On November 4, 2019, the board of directors authorized the renewal of the company's share repurchase program to purchase up to $175 million of the company's common stock. This authorization, which replaces the company's existing program that expires on December 31, 2019, does not have an expiration date and does not commit the company to repurchase shares of its common stock. The company intends to fund the program with a combination of cash on hand and cash generated from operations. The amount and timing of future repurchases will be determined by management at its discretion and will vary depending on market conditions.
"The extension of our share repurchase program demonstrates confidence by the board and management in JELD-WEN's operating model and potential for cash flow generation," said Mr. Michel. "Our near-term cash deployment priorities remain net debt reduction, organic investment, and opportunistic M&A; however, we believe our shares are undervalued and represent an attractive investment opportunity. The program provides us with another lever in our balanced approach to create value for our shareholders, as well as to offset dilution from our equity incentive plans."

Outlook for 2019

•
Updated outlook for 2019 consistent with detail provided in preliminary third quarter results on October 10, reflecting revised expectations for market demand in Australasia and North America and the impact of abnormal order patterns in the North America retail channel

As previously reported with the company's preliminary financial results for the third quarter, the company anticipates full year 2019 revenue to decline by approximately 2% compared to full year 2018. Adjusted EBITDA in 2019 is now expected to be within a range of $419 million to $429 million, compared to adjusted EBITDA of $459.2 million in 2018.
Full year 2019 projected capital expenditures is now expected to be within the range of $130 million to $155 million, compared to capital expenditures of $118.7 million in 2018.

Conference Call Information
JELD-WEN management will host a conference call on November 6, 2019, at 8 a.m. EST, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (877) 396-4218 (domestic) or (647) 689-5631 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business strategies, market potential, future financial performance, the potential of our categories and brands, litigation outcomes, our outlook for 2019, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2019 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
As previously reported, the statements of operations for the three and nine months ended September 29, 2018 include the correction of certain errors and other accumulated misstatements as described in Note 27 - Revision of Prior Period Financial Statements of our Form 10-Q for the quarterly period ended June 29, 2019.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 28, 2019	September 29, 2018	% Variance
Net revenues	$1,092.0	$1,136.5	(3.9)%
Cost of sales	868.2	895.0	(3.0)%
Gross margin	223.8	241.5	(7.3)%
Selling, general and administrative	161.4	230.3	(29.9)%
Impairment and restructuring charges	7.9	3.9	103.9%
Operating income	54.4	7.3	646.3%
Interest expense, net	17.6	18.3	(4.2)%
Other (income) expense	(2.7)	(8.0)	(66.4)%
Income (loss) before taxes and equity earnings	39.5	(3.0)	(1,396.9)%
Income tax expense (benefit)	22.5	(31.7)	(171.0)%
Income from continuing operations, net of tax	17.0	28.6	(40.5)%
Equity earnings of non-consolidated entities	—	—	—
Net income	$17.0	$28.6	(40.5)%
Other financial data:
Adjusted EBITDA(1)	$108.9	$132.6	(17.9)%
Adjusted EBITDA Margin(1)	10.0%	11.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

	Nine Months Ended
	September 28, 2019	September 29, 2018	% Variance
Net revenues	$3,221.2	$3,255.1	(1.0)%
Cost of sales	2,549.1	2,560.9	(0.5)%
Gross margin	672.1	694.2	(3.2)%
Selling, general and administrative	502.1	570.5	(12.0)%
Impairment and restructuring charges	17.4	9.4	85.4%
Operating income	152.6	114.3	33.6%
Interest expense, net	53.7	51.8	3.6%
Other (income) expense	(1.3)	(27.5)	(95.3)%
Income (loss) before taxes and equity earnings	100.2	89.9	11.4%
Income tax expense (benefit)	45.0	(13.1)	(442.7)%
Income from continuing operations, net of tax	55.2	103.1	(46.5)%
Equity earnings of non-consolidated entities	—	0.7	(100.0)%
Net income	$55.2	$103.8	(46.9)%
Other financial data:
Adjusted EBITDA(1)	$325.8	$353.2	(7.7)%
Adjusted EBITDA Margin(1)	10.1%	10.8%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 28, 2019	December 31, 2018
Consolidated balance sheet data:
Cash and cash equivalents	$127.9	$117.0
Accounts receivable, net	568.6	471.8
Inventories	509.4	508.5
Total current assets	1,257.1	1,146.6
Total assets	3,345.4	3,047.5
Accounts payable	281.4	250.0
Total current liabilities	798.6	672.2
Total debt	1,514.4	1,477.9
Total shareholders’ equity	780.8	761.6

	Nine Months Ended
Statement of cash flows data:	September 28, 2019	September 29, 2018
Net cash flow provided by (used in):
Operating activities	$164.9	$88.0
Investing activities	(153.9)	(245.4)
Financing activities	6.1	56.7

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$17.0	$28.6	$55.2	$103.8
Equity earnings of non-consolidated entities	—	—	—	(0.7)
Income tax expense	22.5	(31.7)	45.0	(13.1)
Depreciation and amortization	34.9	31.2	99.7	90.3
Interest expense, net	17.6	18.3	53.7	51.8
Impairment and restructuring charges	7.9	3.9	17.4	9.4
Gain on previously held shares of equity investment	—	—	—	(20.8)
Loss (gain) on sale of property and equipment	—	(0.1)	1.1	0.2
Share-based compensation expense	4.1	4.1	10.6	12.4
Non-cash foreign exchange transaction/translation (income) loss	(0.2)	2.8	3.6	(0.4)
Other items (1)	5.1	75.2	38.7	107.9
Other non-cash items (2)	—	—	0.7	12.2
Costs relating to debt restructuring and debt refinancing	—	0.2	—	0.3
Adjusted EBITDA	$108.9	$132.6	$325.8	$353.2

(1)
Other non-recurring items not core to ongoing business activity include: (i) in the three months ended September 28, 2019 (1) $3.6 in legal and professional fees relating primarily to litigation, (2) $(3.0) of realized gains on hedges of intercompany notes, (3) $2.8 in facility closure and consolidation costs related to our facility footprint rationalization program, and (4) $1.4 in acquisition and integration costs; (ii) in the three months ended September 29, 2018 (1) $76.5 in litigation contingency accruals, (2) $(3.7) of realized gains on hedges of intercompany notes, and (3) $1.8 in acquisition and integration costs; (iii) in the nine months ended September 28, 2019 (1) $16.9 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $13.4 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees at a recent acquisition, (3) $9.9 in legal cost and professional fees relating primarily to litigation, (4) $(3.1) of realized gains on hedges of intercompany notes, (5) $0.8 in other miscellaneous costs, and (6) $0.6 in costs related to the departure of former executives; (iv) in the nine months ended September 29, 2018 (1) $76.5 in litigation contingency accruals, (2) $25.4 in legal and professional fees relating primarily to litigation, (3) $6.0 in acquisition and integration costs, (4) $(3.7) of realized gains on hedges of intercompany notes, (5) $2.8 in costs related to the departure of former executives, and (6) $0.4 in stock compensation payroll taxes.

(2)
Other non-cash items include: (i) in the nine months ended September 28, 2019, $0.7 for inventory adjustments; (ii) in the nine months ended September 29, 2018, $12.2 for initial inventory adjustments related to the ABS acquisition.

Prior period balances in the table above have been reclassified to conform to current period presentation.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$17.0	$28.6	$55.2	$103.8
Litigation contingency accrual	—	48.9	—	48.9
Legal and professional fees	2.1	—	5.1	15.6
Impact of U.S. tax cuts and jobs act	—	(40.2)	—	(40.2)
Non-cash foreign exchange transactions/translation (income) loss	(0.1)	1.8	2.0	(0.2)
Impairment and restructuring charges	4.9	2.5	9.7	6.0
Facility closure and consolidation charges	1.7	0.2	9.5	0.2
Acquisition and integration charges	0.9	1.1	7.5	3.8
Inventory valuation adjustment	—	—	—	7.8
Gain on previously held shares of an equity investment (1)	—	—	—	(20.8)
Deferred tax liability write-off associated with equity investment (1)	—	—	—	(7.1)
Adjusted net income (1)	$26.5	$42.9	$89.1	$117.8

Diluted net income per share	$0.17	$0.27	$0.54	$0.97
Litigation contingency accrual	—	0.46	—	0.45
Legal and professional fees	0.02	—	0.05	0.15
Impact of U.S. tax cuts and jobs act	—	(0.38)	—	(0.37)
Non-cash foreign exchange transactions/translation (income) loss	—	0.02	0.02	—
Impairment and restructuring charges	0.05	0.02	0.10	0.06
Facility closure and consolidation charges	0.01	—	0.09	—
Acquisition and integration charges	0.01	0.01	0.08	0.03
Inventory valuation adjustment	—	—	—	0.07
Gain on previously held shares of an equity investment (1)	—	—	—	(0.19)
Deferred tax liability write-off associated with equity investment (1)	—	—	—	(0.07)
Adjusted net income per share (1)	$0.26	$0.40	$0.88	$1.10

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 28, 2019 and September 29, 2018, respectively.	101,381,976	105,937,429	101,419,770	107,477,049

(1)
Adjusted net income and adjusted EPS for the nine months ending September 29, 2018 have been revised to eliminate the estimated tax effect on these items because, due to their nature, a tax effect adjustment should not have been applied. As a result, nine months ended September 29, 2018 adjusted net income as presented herein changed from $126.7 million as originally reported to $117.8 million, and adjusted EPS as presented herein changed from $1.18 as originally reported to $1.10.

Note: Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an effective tax rate of 38.9% and 44.0% for the three and nine months, respectively, ended September 28, 2019 and 36.1% for the three and nine months ended September 29, 2018.

	Nine Months Ended
	September 28, 2019	September 29, 2018
Net cash provided by operating activities	$164.9	$88.0
Less capital expenditures	104.6	80.1
Free cash flow	$60.3	$7.8

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 28, 2019	September 29, 2018
Net revenues from external customers			% Variance
North America	$658.4	$667.7	(1.4)%
Europe	287.7	292.9	(1.8)%
Australasia	145.8	175.9	(17.1)%
Total Consolidated	$1,092.0	$1,136.5	(3.9)%
Adjusted EBITDA(1)
North America	$66.7	$84.3	(20.9)%
Europe	30.2	27.7	8.9%
Australasia	20.3	26.2	(22.3)%
Corporate and unallocated costs	(8.3)	(5.6)	48.3%
Total Consolidated	$108.9	$132.6	(17.9)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Nine Months Ended
	September 28, 2019	September 29, 2018
Net revenues from external customers			% Variance
North America	$1,891.9	$1,838.8	2.9%
Europe	888.0	913.3	(2.8)%
Australasia	441.2	503.0	(12.3)%
Total Consolidated	$3,221.2	$3,255.1	(1.0)%
Adjusted EBITDA(1)
North America	$207.0	$211.0	(1.9)%
Europe	86.8	97.3	(10.8)%
Australasia	58.0	67.0	(13.4)%
Corporate and unallocated costs	(26.0)	(22.1)	17.4%
Total Consolidated	$325.8	$353.2	(7.7)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.